Exhibit 99.1

For Immediate Release

                     ATMI, INC. ANNOUNCES AGREEMENT TO SELL
                 $100 MILLION OF CONVERTIBLE SUBORDINATED NOTES

            DANBURY, CT -- November 7, 2001 -- ATMI, Inc. (Nasdaq: ATMI) announced today that it has entered into an agreement for the sale of $100 million of 5.25% Convertible Subordinated Notes Due 2006 (the "Notes") ($115 million if the over-allotment option is exercised in full) through a Rule 144A offering to qualified institutional buyers.

            These Notes will be convertible into ATMI Common Stock, at the option of the holder, at a price equal to $22.19 per share, subject to adjustment in certain circumstances. The Notes will bear an interest rate of
5.25 percent per annum, will have a five-year term and will be redeemable by ATMI any time after November 15, 2004, provided that ATMI may only redeem all or a portion of the Notes prior to the maturity date if the closing price of ATMI's Common Stock exceeds 120% of the conversion price for a specified period of time. ATMI has agreed to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering. The offering is expected to close on November 13, 2001, subject to certain closing conditions.

            The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

            ATMI provides specialty materials and services to the worldwide semiconductor industry.

            This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

            In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the anticipated results discussed in such forward-looking statements, due to factors discussed in the ATMI's SEC reports, including, but not limited to, ATMI's Report on Form 10-Q for the quarter ended September 30, 2001, and Report on Form 10-K for the year ended December 31, 2000. Forward-looking statements are based on current expectations and ATMI does not intend to update such information to reflect later events or developments.

                                      # # #

For More Information Contact:
      Dean Hamilton
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com